SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



                                January 26, 1999
                Date of Report (Date of earliest event reported)



                             FIDELITY HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)


           Nevada                    00029182                   11-3292094
      (State or other              (Commission                (IRS Employer
jurisdiction of incorporation)     File Number)            Identification No.)



                  80-02 Kew Gardens Road, Kew Gardens, NY 11415
               (Address of principal executive offices) (Zip Code)


       (Registrant's telephone number, including area code): 718/520-6500
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                           PART II. OTHER INFORMATION

Item 5. OTHER EVENTS

      On January 26, 1999, Fidelity Holdings, Inc., a Nevada corporation, ("Fidelity" or the "Company") closed on an initial $2.75 million financial transaction as part of an overall $11.35 million debt facility. The following summary of this transaction is qualified in its entirety by the terms of the related agreements and instruments filed herewith as exhibits to this Form 8-K.

      The Transaction

      On January 25, 1999, the Company and its wholly owned subsidiary, Computer Business Sciences, Inc., a Delaware corporation ("CBS") entered into a Securities Purchase Agreement with certain purchasers named therein (the "Purchasers"), pursuant to which the Company and CBS agreed to sell up to 2,750 Units (the "Units"), each Unit consisting of (a) in the first tranche, (i) a 12% Convertible Debenture of the Company in the principal amount of One Thousand Dollars ($1,000) of the Company (the "Debentures"), convertible on certain terms and conditions into shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), (ii) 36.3636 shares of Common Stock, (iii) warrants (the "Warrants") to acquire 83.3333 shares of Common Stock and (iv) warrants (the "CBS Warrants") to acquire 25.4545 shares of common stock, par value $0.01 per share, of CBS (the "CBS Shares"), and (b), in the second tranche, (i) a Debenture in the principal amount of One Thousand Five Hundred Sixty-Three and 64/100 Dollars ($1,563.64) and (ii) Warrants to acquire 130.3030 shares of Common Stock and (c) in the third tranche, (i) Debentures in an aggregate principal amount of One Thousand Five Hundred Sixty-Three and 64/100 Dollars ($1,563.64) and (ii) Warrants to purchase 130.3030 shares of Common Stock. The shares of Common Stock issuable upon conversion of or otherwise pursuant to the Debentures are referred to herein as the "Conversion Shares" and the shares of Common Stock issuable upon exercise of or otherwise pursuant to the Warrants are referred to herein as the "Warrant Shares."

      The Company closed on the first tranche of $2.75 million and issued to the Purchasers, in the aggregate, Debentures in the face amount of $2.75 million, 100,000 shares of Common Stock, Warrants to acquire 229,167 shares of Common Stock and CBS Warrants to acquire 70,000 CBS Shares. Consummation of the second and third tranches is conditioned upon, among other things, achievement by the Company and CBS of certain mutually agreeable milestones and under certain conditions, approval by the shareholders of Fidelity.

      The Debentures are convertible into Common Stock of the Company at any time after the date of issue (subject to certain volume limitations). Upon conversion, holders will be entitled to receive a number of shares of Common Stock determined by dividing the outstanding principal amount of the Debentures by a conversion price equal to the lesser of 90% of the average closing bid


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

prices for the Common Stock during a defined period prior to conversion, and $4.20 (but in no event less than $3.00, and subject to adjustment upon the occurrence of certain dilutive events).

      The Warrants are exercisable for shares of Common Stock of the Company. Upon exercise, holders will be entitled to receive shares of Common Stock for an exercise price of $4.20 per share. The Warrants will expire on January 25, 2004.

      The CBS Warrants are exercisable for shares of Common Stock of CBS. Upon exercise, holders will be entitled to receive shares of Common Stock for an exercise price of $0.001 per share. The CBS Warrants will expire on January 25, 2004.

      In connection with this transaction, the Company also entered into a Registration Rights Agreement with the Purchasers under which the Company is required to file a registration statement on Form S-3 by March 11, 1999, subject to certain specified exceptions, covering resales of the Conversion Shares and the Warrant Shares (the "Resale Registration Statement"). Under the Registration Rights Agreement, the Company may be required to make certain payments to holders of the Debentures as partial damages if, among other things, the Resale Registration Statement has not been declared effective by the Securities and Exchange Commission on or before July 9, 1999, subject to certain specified exceptions.

      The net proceeds to the Company after payment of closing fees and expenses is $2,455,250. In connection with the placement of the Debentures, the Company also issued to Zanett Securities Corporation, the placement agent for the transaction (the "Placement Agent"), and its assignees, 50,000 shares of the Company's Common Stock, 30,000 shares of CBS Common Stock and warrants to purchase an aggregate of 114,583 shares of Common Stock at an exercise price equal to $4.20 per share, which contain the same restrictions as the Warrants. All of the shares underlying the Placement Agent warrants must be included in the Resale Registration Statement.

      Use of Proceeds

      The Company intends to use the net proceeds from the Offering primarily for developmental activities in its telecommunications and plastics divisions, and also for working capital purposes of Fidelity and CBS, including the possible acquisition of additional car dealerships.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

      (C) Exhibits

            The following exhibits, from which schedules and exhibits have been omitted and will be furnished to the Commission upon its request, are filed with this report on Form 8-K.


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

4.11     -- Form of Warrant

4.12     -- Form of CBS Warrant

4.13     -- Form of Debenture

10.60    -- Placement Agent Agreement, dated as of January 25,1999, between
            Fidelity Holdings, Inc. and The Zanett Securities Corporation, Claudio Guazzoni, David McCarthy, and Tony Milbank

10.61    -- Securities Purchase Agreement dated as of January 25,1999, By and among Fidelity Holdings, Inc., Computer Business Sciences, Inc., Zanett Lombardier, Ltd., Goldman Sachs Performance Partners, L.P., Goldman Sachs Performance Partners, (Offshore) L.P., David McCarthy and Bruno Guazzoni.

10.62    -- Registration Rights Agreement dated as of January 25,1999, by and among Fidelity Holdings, Inc., Zanett Lombardier, Ltd., Goldman Sachs Performance Partners, L.P., Goldman Sachs Performance Partners, (Offshore) L.P., David McCarthy and Bruno Guazzoni.


                                    SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           FIDELITY HOLDINGS, INC.
                                           (Registrant)


                                           /s/ Doron Cohen
                                           -------------------------------

                                           Doron Cohen, President


            Dated: February 3, 1999


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